EXHIBIT 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

T-Bamm

As independent registered public accountants, we hereby consent to the use of our report dated April 29, 2015, with respect to the financial statements of T-Bamm, in its Form S-1/A Number 2, to be filed on or about June 17, 2015 relating to the registration of 2,500,000 shares of common stock. We also consent to the reference of our firm under the caption “interests of named experts and counsel” in the registration statement.

/s/ Sadler Gibb, LLC

Salt Lake City, UT

June 17, 2015